Exhibit 99.2

NEWS RELEASE

First Day Orders Enable PCD Inc. to Conduct Business as Usual

     Peabody, MA, March 27, 2003 - PCD Inc. (OTC Bulletin Board: PCDI.OB), a manufacturer of electronic connectors, announced today that on March 25, 3003, the U.S. Bankruptcy Court for the District of Massachusetts has approved orders that will enable PCD and its U.S. subsidiary, Wells-CTI, Inc., to conduct their operations in the ordinary course.

     The first day orders approve an interim agreement between PCD and the Agent for its senior secured lending group which will allow PCD to meet all of its operating requirements through the use of its current cash reserves and its revenues from operations, in accordance with an agreed budget. Accordingly, PCD will be able to use these funds to pay suppliers in full, under normal terms, for all goods and services provided in the ordinary course of business, and to maintain operational stability as PCD moves through the transition period with Amphenol Corporation and UMD Technology Inc., the purchasers of PCD's two business divisions.

     In addition, the Court approved an order authorizing PCD to pay its current employees prepetition wages and compensation up to the statutory limit and to continue health and other benefit programs. The order also authorizes PCD to pay any and all local, state and federal withholding and payroll-related taxes pertaining to prepetition periods. By order of the Court, all banks are directed to receive, process, honor and pay any and all checks drawn on the payroll and general disbursement accounts related to employee obligations of PCD and its business, regardless of whether such checks are presented to banks before or after the date of PCD's Chapter 11 filing.

     Finally, in conjunction with the Chapter 11 filing and as required under Section 363 of the U.S. Bankruptcy Code, PCD and Wells-CTI also filed a motion for sales of their assets free and clear of liens and encumbrances.

     As announced on March 21, 2003, to facilitate the sales of PCD's two business divisions: the Industrial/Avionics Division, headquartered in Peabody, MA, and Wells-CTI Division, headquartered in Phoenix, AZ, PCD Inc. and its domestic subsidiary, Wells-CTI, Inc., filed voluntary petitions under Chapter 11 of the Code. The Company's Japanese subsidiary, Wells-CTI KK, was not included in the bankruptcy filings, although its shares will be included in the sale of Wells-CTI. The Chapter 11 filings allows the assets of the domestic entities to be sold free and clear of certain liabilities that the prospective purchasers do not wish to assume.

About PCD Inc.
     PCD Inc. (www.pcdinc.com) designs, manufactures and markets electronic connectors for use in semiconductor burn-in testing interconnect applications, industrial equipment, and avionics. Electronic connectors are used in virtually all electronic systems, including data communications, telecommunications, computers and computer peripherals, industrial controls, automotive, avionics and test and measurement instrumentation. The Company markets more than 6,800 electronic connector products in three product categories, each targeting a specific market. These product categories are semiconductor burn-in sockets, industrial interconnects, and avionic terminal blocks and sockets.

     THIS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WITH RESPECT TO THE PROPOSED TRANSACTIONS BY PCD INC. FOR EACH OF THESE STATEMENTS, PCD INC. CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INCLUDE STATEMENTS REGARDING ONGOING OPERATIONS AND THE ANTICIPATED CLOSING OF THE TRANSACTIONS. THERE IS NO ASSURANCE THAT ANY TRANSACTION WILL CLOSE. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL OR CURRENT FACTS REGARDING FUTURE PLANS, EVENTS AND PROSPECTS ARE FORWARD-LOOKING STATEMENTS. THE STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO: DELAYS IN COMPLETING THE ANTICIPATED TRANSACTIONS, CHANGES IN GENERAL ECONOMIC CONDITIONS, and the like. The Company's most recent filings with the Securities and Exchange Commission, including Form 10-K, contain additional information concerning many of these risk factors, and copies of these filings are available from the Company upon request and without charge.

     PCD INC. DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS, ANY OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

Contacts:

John L. Dwight, Jr.                                                                        John J. Sheehan III
Chief Executive Officer                                                                Chief Financial Officer
PCD Inc.                                                                                         PCD Inc.
(978) 532-8800                                                                             (978) 532-8800